Filed Pursuant to Rule 433

Registration Nos. 333-192577,

333-192577-01 and 333-192577-02

Cabela’s Credit Card Master Note Trust, Series 2015-II

Joint Leads: BofA Merrill Lynch, Wells Fargo Securities         Co-Manager: RBC Capital Markets

CL	AMT (MM)	WAL	S&P/F/ DBRS	E.Final	L.Final	PXG	CPN%	$PX
A-1	$240.00	5.00	AAA/AAA/AAA	07/15/20	07/17/23	INTS+0.62%	2.25%	99.96021
A-2	$100.00	5.00	AAA/AAA/AAA	07/15/20	07/17/23	1ML+0.67%		100.00000

Sponsor & Servicer:	World’s Foremost Bank

Expected Pricing:	Priced

Expected Settle:	07/15/15

Expected Ratings:	S&P/Fitch/DBRS

ERISA Eligible:	Yes

Registration:	SEC Registered

First Pay Date:	09/15/15

Min Denoms:	$1K x $1K

Class A-1 CUSIP:	126802DH7

Class A-2 CUSIP:	126802DJ3

Bill & Deliver:	BofA Merrill Lynch

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer, the issuing trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling the depositor at (402) 323-5958. Any disclaimer below is not applicable and should be disregarded.